Exhibit 5.1





Ferrellgas Partners, L.P.
One Liberty Plaza
Liberty, MO  64068

Ladies and Gentlemen:

We refer to the Registration Statement of Ferrellgas Partners, L.P. (the "Partnership") on Form S-8 to be filed with the Securities and Exchange Commission for the purpose of registering under the Securities Act of 1933, as amended, 850,000 additional Partnership Units (the "Units"), to be issued under the Amended and Restated Ferrellgas Unit Option Plan (the "Plan") upon exercise of options granted under the Plan.

We are familiar with the proceedings to date with respect to such proposed sale and have examined such records, documents and matters of law and satisfied ourselves as to such matters of fact as we have considered relevant for the purposes of this opinion.

Based upon the foregoing, it is our opinion that the 850,000 additional Units to be issued under the Plan have been duly authorized, and, when issued and delivered in accordance with the Plan, will be legally issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

Very truly yours,

BLACKWELL SANDERS PEPER MARTIN LLP
Kansas City, Missouri
September 23, 1999